UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 7, 2016

AMERICAN RIDING TOURS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55120	46-2143018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

848 N. Rainbow, Suite 136, Las Vegas, NV 89107-1103

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (702) 277-5916

Copy of correspondence to:

Andrea Cataneo, Esq.

James M. Turner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Edward Zimmerman

Effective June 7, 2016, Edward Zimmerman resigned as the President, Chief Executive Officer, Chairman of the Company’s board of directors (the “Board”) and any current officer or management position held of American Riding Tours, Inc. (the “Company”).  Mr. Zimmerman remains as a member of the Board and agreed to serve as the Company’s Chief Financial Officer on a going-forward basis.

Appointment of Kevin Gillespie

Effective June 7, 2016, the Board appointed Kevin Gillespie as the Company’s President, Chief Executive Officer, a member of the Board and the Chairman of the Board.

Mr. Gillespie, age 47, has been the President and Chief Executive Officer of First Harvest Financial, Inc. (“FHF”), a financial consulting company, since its incorporation in November 2014. FHF beneficially owns a majority of the Company’s issued and outstanding common stock. Since April 2016, Mr. Gillespie has been a Member and Managing Director of Midtown Partners & Co, LLC, a registered broker-dealer. Since November 2015, Mr. Gillespie has been the President and Chief Executive Officer of FH Acquisition Corp., a financial consulting company. Since October 2015, Mr. Gillespie has been the President and Chief Executive Officer of Watchtower Masterpieces, Inc., a licensing company. Since June 2015, Mr. Gillespie has been the President and Chief Executive Officer of Cannavoices, Inc., a digital media company. Since February 2015, Mr. Gillespie has been the President and Chief Executive Officer of FHF Opportunity Fund I, LLC. Between May 2011 and January 2015, Mr. Gillespie was a Vice President at JP Turner & Company, LLC, a registered broker-dealer. Mr. Gillespie previously worked for Gunn Allen Financial, a regional asset management firm in Florida, for 15 years. Mr. Gillespie holds series 7 and 63 licenses with the Financial Industry Regulatory Authority, Inc. (FINRA).

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN RIDING TOURS, INC

Date: June 14, 2016	By: /s/ KEVIN GILLESPIE
Kevin Gillespie
President